Exhibit 99.1

NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2018

FISCAL 2018 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

●	Revenues of $2.18 billion, a 3% increase compared to $2.12 billion in the prior year

●	The Company recorded a charge of $174 million related to the recently enacted U.S. Tax Cuts and Jobs Act

●	Net loss improved to ($66) million compared to ($219) million in the prior year

●	Total Segment EBITDA of $329 million, a 1% increase compared to $325 million in the prior year

●	Reported EPS were ($0.14) compared to ($0.50) in the prior year – Adjusted EPS were $0.24 compared to $0.19 in the prior year

●	Digital Real Estate Services segment revenues grew 21%, benefiting from continued traffic growth at both REA Group and realtor.com®

●	Digital revenues represented 29% of News and Information Services segment revenues, compared to 26% in the prior year

●	Strong paid digital subscriber growth at key news mastheads, led by The Wall Street Journal with a 29% increase in its digital-only subscribers to approximately 1.4 million

NEW YORK, NY – February 8, 2018 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2017.

Commenting on the results, Chief Executive Robert Thomson said:

“The robust first half results highlight the virtue of our strategy to become increasingly digital and global, the discipline of our financial management, and our commitment to premium content and high-quality, high-integrity news. First half revenues were up 4% and profitability improved by 27%, including strong results in the second quarter.

Our digital real estate services businesses continue to thrive, with flourishing audiences, strong lead volume, and product enhancements benefiting both consumers and agents. This quarter, the segment posted 21% revenue growth and an increase of 25% in Segment EBITDA.

Clearly there are profound changes taking place in the creation and distribution of digital content. The big tech disruptors are in the midst of a particularly disruptive period, commercially, socially and politically. We appreciate that Google has ended the prejudicial First Click Free and that Facebook is prioritizing provenance, but these are modest steps toward changing a digital environment that is dysfunctional at its core. The bot-infested badlands are hardly a safe space for advertisers, whose brands are being tainted by association with the extreme, the violent and the repulsive.

It is certainly in the interests of our shareholders that there be a reorientation towards quality and integrity, and that readers and platforms are encouraged to pay for professional journalism. Our mastheads are recording digital subscriber and audience growth, with digital accounting for 60 per cent of WSJ subscribers, while The Sun has now exceeded 90 million global monthly average uniques in the second quarter. But the potential returns for our journalism would be far higher in a less chaotic, less debased digital environment.”

SECOND QUARTER RESULTS

The Company reported fiscal 2018 second quarter total revenues of $2.18 billion, a 3% increase compared to $2.12 billion in the prior year period, reflecting continued strong growth in the Digital Real Estate Services segment, a $47 million positive impact from foreign currency fluctuations and the acquisitions of Australian Regional Media (“ARM”) and Australian News Channel Pty Ltd (“ANC”). Growth was partially offset by lower News America Marketing and print advertising revenues at the News and Information Services segment. Adjusted Revenues (which exclude the foreign currency impact and acquisitions and divestitures as defined in Note 1) decreased 1%.

Net loss for the quarter was ($66) million, an improvement of 70%, as compared to ($219) million in the prior year. The improvement was primarily due to the absence of a pre-tax non-cash impairment charge related to fixed-assets of $310 million and a $227 million pre-tax non-cash write-down of the Foxtel investment in the prior year period. The improvement was partially offset by higher tax expense, which reflects the $174 million provisional charge resulting from the U.S. Tax Cuts and Jobs Act (refer to “Other items – U.S. Tax Reform”).

The Company reported second quarter Total Segment EBITDA of $329 million, a 1% increase compared to $325 million in the prior year, driven by continued growth in the Digital Real Estate Services segment, partially offset by the increase in sports rights costs at the Cable Network Programming segment as a result of the timing of programming amortization. Adjusted Total Segment EBITDA (as defined in Note 1) was flat.

Loss per share available to News Corporation stockholders was ($0.14) as compared to ($0.50) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.24 compared to $0.19 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the six months ended
	December 31,			December 31,
	2017	2016	% Change	2017	2016	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,298	$1,303	- %	$2,539	$2,525	1%
Book Publishing	469	466	1%	870	855	2%
Digital Real Estate Services	292	242	21%	563	468	20%
Cable Network Programming	120	104	15%	265	232	14%
Other	1	1	- %	1	1	- %

Total Revenues	$2,180	$2,116	3%	$4,238	$4,081	4%

Segment EBITDA:
News and Information Services	$140	$142	(1) %	$213	$188	13%
Book Publishing	80	75	7%	130	123	6%
Digital Real Estate Services	119	95	25%	214	162	32%
Cable Network Programming	33	51	(35) %	60	65	(8) %
Other(a)	(43)	(38)	(13) %	(39)	(83)	53%

Total Segment EBITDA	$329	$325	1%	$578	$455	27%

(a)	Other Segment EBITDA for the six months ended December 31, 2017 includes a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

News and Information Services

Revenues in the quarter were relatively flat compared to the prior year. Within the segment, News UK, News Corp Australia and Dow Jones revenues grew 7%, 4% and 1%, respectively, while revenues at News America Marketing declined 16%. Adjusted Revenues for the segment were 5% lower compared to the prior year.

Advertising revenues declined 6% compared to the prior year. The decline was driven by lower home delivered revenues of $37 million at News America Marketing primarily due to two fewer free-standing inserts and a decline in custom publishing revenues. The results also reflect the weakness in the print advertising market and the decision to cease The Wall Street Journal’s international print editions in the second quarter of fiscal 2018. The decline was partially offset by $21 million from the acquisition of ARM, the positive impact from foreign currency fluctuations and a modest increase in advertising revenues at News UK.

Circulation and subscription revenues increased 6%, primarily due to a healthy contribution from Dow Jones, which saw a 10% increase in its circulation revenues, reflecting continued digital subscriber growth at The Wall Street Journal, as well as strong growth in its professional information business. Cover and subscription price increases, the positive impact from foreign currency fluctuations and the acquisition of ARM also contributed to the revenue improvement. These increases were partially offset by lower newsstand volume at News UK.

Segment EBITDA declined $2 million in the quarter, or 1%, as compared to the prior year, as increased contributions from News UK and News Corp Australia, driven by lower expenses, were more than offset by lower contribution from News America Marketing, as a result of lower revenues, and higher marketing expenses at Dow Jones. Adjusted Segment EBITDA (as defined in Note 1) declined 7%.

Digital revenues represented 29% of segment revenues in the quarter, compared to 26% in the prior year. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 32% of their combined revenues, and at Dow Jones, digital accounted for more than 50% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

●	The Wall Street Journal average daily digital subscribers in the three months ended December 31, 2017 were 1,389,000, compared to 1,080,000 in the prior year (Source: Internal data)
●	Closing digital subscribers at News Corp Australia’s mastheads as of December 31, 2017 were 389,600 (including ARM), compared to 309,200 in the prior year (Source: Internal data)
●	The Times and Sunday Times closing digital subscribers as of December 31, 2017 were 220,000, compared to 184,000 in the prior year (Source: Internal data)
●	The Sun’s digital offering reached approximately 86 million global monthly unique users in December 2017, compared to 61 million in the prior year, based on ABCe (Source: Omniture)

Book Publishing

Revenues in the quarter increased $3 million, or 1%, compared to the prior year, primarily due to the success of frontlist titles such as Ree Drummond’s The Pioneer Woman Cooks: Come and Get It! and David Walliams’ Bad Dad, as well as the $8 million positive impact from foreign currency fluctuations and higher backlist sales at the Children’s books division. The growth was partially offset by lower sales due to the absence of revenues associated with the release of The Magnolia Story by Chip and Joanna Gaines, Settle for More by Megyn Kelly and Hillbilly Elegy by J.D. Vance in the prior year quarter. Digital sales increased 2% compared to the prior year and represented 16% of Consumer revenues for the quarter, driven by the growth in downloadable audiobook sales. Segment EBITDA for the quarter increased $5 million, or 7%, from the prior year due to the mix of titles. Adjusted Revenues declined 1% and Adjusted Segment EBITDA increased 5%.

Digital Real Estate Services

Revenues in the quarter increased $50 million, or 21%, compared to the prior year, primarily due to the continued strong growth at REA Group and Move. Segment EBITDA in the quarter increased $24 million, or 25%, compared to the prior year, primarily due to the higher revenues discussed above. Adjusted Revenues and Adjusted Segment EBITDA increased 18% and 22%, respectively.

In the quarter, revenues at REA Group increased 24% to $178 million from $144 million in the prior year, primarily due to an increase in Australian residential depth revenue, driven by favorable product mix and pricing increases, as well as the acquisition of Smartline, partially offset by the sale of its European business in fiscal 2017.

Move’s revenues in the quarter increased 18% to $110 million from $93 million in the prior year, primarily due to the continued growth in its ConnectionsSM for Buyers product. The growth was partially offset by the $2 million decline in revenue associated with the sale of TigerLead® in November 2016. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal second quarter grew 14% year-over-year to more than 50 million, with mobile representing more than half of all unique users.

Cable Network Programming

Revenues in the quarter increased $16 million, or 15%, compared to the prior year due to the acquisition of ANC, operator of Australia’s SKY NEWS network, and higher affiliate revenues at FOX SPORTS Australia. Segment EBITDA in the quarter decreased $18 million, or 35%, compared with the prior year, primarily due to the timing of programming amortization related to the launch of a dedicated National Rugby League channel at FOX SPORTS Australia and $2 million of transaction costs related to the proposed combination of Foxtel and FOX SPORTS Australia. Adjusted Revenues and Adjusted Segment EBITDA increased 6% and declined 22%, respectively.

REVIEW OF EQUITY LOSSES OF AFFILIATES’ RESULTS

Equity losses of affiliates for the second quarter were ($18) million compared to ($238) million in the prior year.

	For the three months ended		For the six months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in millions)		(in millions)

Foxtel(a)	$1	$(233)	$(4)	$(244)
Other equity affiliates, net(b)	(19)	(5)	(24)	(9)

Total equity losses of affiliates	$(18)	$(238)	$(28)	$(253)

(a)	The Company amortized $15 million and $32 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three and six months ended December 31, 2017, respectively, and $18 million and $37 million in the corresponding periods of fiscal 2017. Such amortization is reflected in Equity losses of affiliates in the Statements of Operations. During the three and six months ended December 31, 2016, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel to fair value.
(b)	During the three months ended December 31, 2017, the Company recognized $13 million in non-cash write-downs of certain equity method investments’ carrying values to fair value. The write-downs are reflected in Equity losses of affiliates in the Statements of Operations for the three and six months ended December 31, 2017.

On a U.S. GAAP basis, Foxtel revenues for the second quarter declined $4 million, or 1%, to $598 million from $602 million in the prior year period. In local currency, Foxtel revenues decreased 3% due to lower subscriber volume and lower advertising revenues. Foxtel’s total closing subscribers were approximately 2.8 million as of December 31, 2017, which was lower than the prior year, primarily due to the shutdown of Presto. In the second quarter, cable and satellite churn was 14.5% compared to 15.6% in the prior year. Broadcast residential ARPU for the second quarter declined 2% compared to the prior year.

Foxtel’s net income of $32 million increased from $24 million in the prior year period, primarily due to the absence of losses resulting from the change in the fair value of Foxtel’s investment in Ten Network Holdings and the losses associated with Foxtel management’s decision to cease Presto operations in January 2017, lower interest expense, as well as lower non-programming expenses, partially offset by planned increases in sports rights costs. Equity income (losses) of affiliates for Foxtel of $1 million and ($233) million for the three months ended

December 31, 2017 and 2016, respectively, reflect the Company’s share of Foxtel’s net income, less the Company’s amortization of $15 million and $18 million, respectively, related to the Company’s excess cost over its share of Foxtel’s finite-lived intangible assets, as well as the $227 million non-cash write-down of the carrying value of Foxtel in fiscal 2017.

Foxtel EBITDA declined $28 million, or 19%, to $116 million from $144 million in the prior year. In local currency, Foxtel EBITDA decreased 22% due to planned increases in sports programming costs of $23 million, primarily related to the Australian Football League rights, partially offset by lower sales and marketing costs. Foxtel operating income declined to $57 million from $93 million in the prior year, primarily as a result of the increased programming spend noted above. Operating income includes depreciation and amortization of $59 million compared to $51 million in the prior year.

CASH FLOW

The following table presents a reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation:

	For the six months ended December 31,
	2017	2016
	(in millions)

Net cash provided by continuing operating activities	$204	$4
Less: Capital expenditures	(128)	(108)

	76	(104)
Less: REA Group free cash flow	(93)	(84)
Plus: Cash dividends received from REA Group	33	28

Free cash flow available to News Corporation	$16	$(160)

Net cash provided by continuing operating activities improved $200 million for the six months ended December 31, 2017 as compared to the prior year period, primarily due to the absence of the NAM Group’s settlement payments of $250 million and higher Total Segment EBITDA, partially offset by increased working capital related to higher sports rights payments and certain timing-related items.

Free cash flow available to News Corporation in the six months ended December 31, 2017 was $16 million compared to ($160) million in the prior year period. The improvement was primarily due to higher net cash provided by continuing operating activities as discussed above, partially offset by higher capital expenditures.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

U.S. Tax Reform

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act reduces the federal statutory tax rate on U.S. earnings to 21% and moves from a global taxation regime to a modified territorial regime. As the Company has a June 30 fiscal year-end, the impact of the lower corporate tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 28% for the fiscal year ending June 30, 2018 and 21% in fiscal years thereafter. The Tax Act also adds many new provisions, some of which do not apply to the Company until 2019.

As part of the Tax Act, U.S. companies are required to pay a one-time tax on historical earnings generated offshore that have not been repatriated to the U.S. In addition, the lower U.S. statutory tax rate of 21% will result in a re-measurement of the Company’s net U.S. deferred tax asset position. These transitional impacts resulted in a provisional charge of $174 million comprised of an estimated repatriation tax charge of $34 million and an estimated deferred tax charge (due to re-measurement) of $140 million, in the three months ended December 31, 2017.

The changes included in the Tax Act are broad and complex and thus the final transition impacts of the Tax Act may differ from the above estimate, possibly materially, due to a number of factors.

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 18, 2018 to stockholders of record as of March 14, 2018.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-

GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EST on February 8, 2018. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues:
Advertising	$702	$748	$1,372	$1,418
Circulation and subscription	637	595	1,288	1,216
Consumer	453	450	839	824
Real estate	222	185	425	357
Other	166	138	314	266

Total Revenues	2,180	2,116	4,238	4,081
Operating expenses	(1,139)	(1,126)	(2,288)	(2,283)
Selling, general and administrative	(712)	(665)	(1,372)	(1,343)
Depreciation and amortization	(100)	(120)	(197)	(240)
Impairment and restructuring charges	(12)	(356)	(27)	(376)
Equity losses of affiliates	(18)	(238)	(28)	(253)
Interest, net	1	15	7	22
Other, net	(31)	123	(23)	140

Income (loss) before income tax (expense) benefit	169	(251)	310	(252)
Income tax (expense) benefit	(235)	32	(289)	33

Net (loss) income	(66)	(219)	21	(219)
Less: Net income attributable to noncontrolling interests	(17)	(70)	(36)	(85)

Net loss attributable to News Corporation stockholders	$(83)	$(289)	$(15)	$(304)
Less: Adjustments to Net loss attributable to News Corporation stockholders – Redeemable preferred stock dividends	(1)	(1)	(1)	(1)

Net loss available to News Corporation stockholders	$(84)	$(290)	$(16)	$(305)

Weighted average shares outstanding:
Basic	583	581	583	581
Diluted	583	581	583	581

Net loss available to News Corporation stockholders per share - basic and diluted	$(0.14)	$(0.50)	$(0.03)	$(0.52)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of December 31, 2017	As of June 30, 2017
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,856	$2,016
Receivables, net	1,379	1,276
Other current assets	483	523

Total current assets	3,718	3,815

Non-current assets:
Investments	2,019	2,027
Property, plant and equipment, net	1,631	1,624
Intangible assets, net	2,281	2,281
Goodwill	3,917	3,838
Deferred income tax assets	349	525
Other non-current assets	444	442

Total assets	$14,359	$14,552

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$216	$222
Accrued expenses	1,113	1,204
Deferred revenue	390	426
Other current liabilities	551	600

Total current liabilities	2,270	2,452

Non-current liabilities:
Borrowings	187	276
Retirement benefit obligations	305	319
Deferred income tax liabilities	59	61
Other non-current liabilities	360	351

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,350	12,395
Accumulated deficit	(664)	(648)
Accumulated other comprehensive loss	(832)	(964)

Total News Corporation stockholders’ equity	10,860	10,789
Noncontrolling interests	298	284

Total equity	11,158	11,073

Total liabilities and equity	$14,359	$14,552

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the six months ended
	December 31,
	2017	2016
Operating activities:
Net income (loss)	$21	$(219)
Less: Income from discontinued operations, net of tax	-	-

Income (loss) from continuing operations	21	(219)

Adjustments to reconcile income (loss) from continuing operations to cash provided by operating activities:
Depreciation and amortization	197	240
Equity losses of affiliates	28	253
Cash distributions received from affiliates	1	-
Impairment charges	-	310
Other, net	23	(140)
Deferred income taxes and taxes payable	200	(102)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(73)	(131)
Inventories, net	(8)	(9)
Accounts payable and other liabilities	(185)	52
NAM Group settlement	-	(250)

Net cash provided by operating activities from continuing operations	204	4
Net cash used in operating activities from discontinued operations	-	(3)

Net cash provided by operating activities	204	1

Investing activities:
Capital expenditures	(128)	(108)
Changes in restricted cash for Wireless Group acquisition	-	315
Acquisitions, net of cash acquired	(53)	(342)
Investments in equity affiliates and other	(33)	(39)
Proceeds from property, plant and equipment and other asset dispositions	15	59
Other, net	23	(3)

Net cash used in investing activities from continuing operations	(176)	(118)
Net cash used in investing activities from discontinued operations	-	-

Net cash used in investing activities	(176)	(118)

Financing activities:
Repayment of borrowings	(93)	(23)
Dividends paid	(80)	(77)
Other, net	(29)	(21)

Net cash used in financing activities from continuing operations	(202)	(121)
Net cash used in financing activities from discontinued operations	-	-

Net cash used in financing activities	(202)	(121)

Net decrease in cash and cash equivalents	(174)	(238)
Cash and cash equivalents, beginning of period	2,016	1,832
Exchange movement on opening cash balance	14	(30)

Cash and cash equivalents, end of period	$1,856	$1,564

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2017 and 2016.

	Revenues			Total Segment EBITDA
	For the three months ended			For the three months ended
	December 31,			December 31,
	2017	2016	Difference	2017	2016	Difference
	(in millions)			(in millions)
As reported	$2,180	$2,116	$64	$329	$325	$4
Impact of acquisitions	(56)	-	(56)	2	-	2
Impact of divestitures	-	(18)	18	-	1	(1)
Impact of foreign currency fluctuations	(47)	-	(47)	(6)	-	(6)
Net impact of U.K. Newspaper Matters	-	-	-	3	2	1

As adjusted	$2,077	$2,098	$(21)	$328	$328	$-

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2017	2016	Difference	2017	2016	Difference
	(in millions)			(in millions)
As reported	$4,238	$4,081	$157	$578	$455	$123
Impact of acquisitions	(132)	-	(132)	-	5	(5)
Impact of divestitures	-	(43)	43	-	1	(1)
Impact of foreign currency fluctuations	(73)	-	(73)	(10)	-	(10)
Net impact of U.K. Newspaper Matters	-	-	-	(40)	4	(44)

As adjusted	$4,033	$4,038	$(5)	$528	$465	$63

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2017 and 2016 are as follows:

	For the three months ended December 31,
	2017	2016	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,233	$1,297	(5) %
Book Publishing	461	466	(1) %
Digital Real Estate Services	272	230	18%
Cable Network Programming	110	104	6%
Other	1	1	- %

Total Adjusted Revenues	$2,077	$2,098	(1) %

Adjusted Segment EBITDA:
News and Information Services	$134	$144	(7) %
Book Publishing	79	75	5%
Digital Real Estate Services	115	94	22%
Cable Network Programming	40	51	(22) %
Other	(40)	(36)	(11) %

Total Adjusted Segment EBITDA	$328	$328	- %

	For the six months ended December 31,
	2017	2016	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$2,405	$2,506	(4) %
Book Publishing	860	855	1%
Digital Real Estate Services	527	444	19%
Cable Network Programming	240	232	3%
Other	1	1	- %

Total Adjusted Revenues	$4,033	$4,038	- %

Adjusted Segment EBITDA:
News and Information Services	$203	$196	4%
Book Publishing	129	123	5%
Digital Real Estate Services	206	160	29%
Cable Network Programming	69	65	6%
Other	(79)	(79)	- %

Total Adjusted Segment EBITDA	$528	$465	14%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended December 31, 2017 and 2016.

	For the three months ended December 31, 2017

	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,298	$(32)	$(33)	$-	$1,233
Book Publishing	469	-	(8)	-	461
Digital Real Estate Services	292	(16)	(4)	-	272
Cable Network Programming	120	(8)	(2)	-	110
Other	1	-	-	-	1

Total Revenues	$2,180	$(56)	$(47)	$-	$2,077

Segment EBITDA:
News and Information Services	$140	$(3)	$(3)	$-	$134
Book Publishing	80	-	(1)	-	79
Digital Real Estate Services	119	(2)	(2)	-	115
Cable Network Programming	33	7	-	-	40
Other	(43)	-	-	3	(40)

Total Segment EBITDA	$329	$2	$(6)	$3	$328

	For the three months ended December 31, 2016
	As Reported	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,303	$(6)	$-	$1,297
Book Publishing	466	-	-	466
Digital Real Estate Services	242	(12)	-	230
Cable Network Programming	104	-	-	104
Other	1	-	-	1

Total Revenues	$2,116	$(18)	$-	$2,098

Segment EBITDA:
News and Information Services	$142	$2	$-	$144
Book Publishing	75	-	-	75
Digital Real Estate Services	95	(1)	-	94
Cable Network Programming	51	-	-	51
Other	(38)	-	2	(36)

Total Segment EBITDA	$325	$1	$2	$328

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the six months ended December 31, 2017 and 2016.

	For the six months ended December 31, 2017
	As Reported	Impact of Acquisitions	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$2,539	$(87)	$(47)	$-	$2,405
Book Publishing	870	-	(10)	-	860
Digital Real Estate Services	563	(26)	(10)	-	527
Cable Network Programming	265	(19)	(6)	-	240
Other	1	-	-	-	1

Total Revenues	$4,238	$(132)	$(73)	$-	$4,033

Segment EBITDA:
News and Information Services	$213	$(6)	$(4)	$-	$203
Book Publishing	130	-	(1)	-	129
Digital Real Estate Services	214	(3)	(5)	-	206
Cable Network Programming	60	9	-	-	69
Other	(39)	-	-	(40)	(79)

Total Segment EBITDA	$578	$-	$(10)	$(40)	$528

	For the six months ended December 31, 2016
	As Reported	Impact of Acquisitions	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$2,525	$-	$(19)	$-	$2,506
Book Publishing	855	-	-	-	855
Digital Real Estate Services	468	-	(24)	-	444
Cable Network Programming	232	-	-	-	232
Other	1	-	-	-	1

Total Revenues	$4,081	$-	$(43)	$-	$4,038

Segment EBITDA:
News and Information Services	$188	$5	$3	$-	$196
Book Publishing	123	-	-	-	123
Digital Real Estate Services	162	-	(2)	-	160
Cable Network Programming	65	-	-	-	65
Other	(83)	-	-	4	(79)

Total Segment EBITDA	$455	$5	$1	$4	$465

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest, net, other, net, income tax expense (benefit) and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income (loss) to Total Segment EBITDA.

	For the three months ended December 31,
	2017	2016	Change	% Change
	(in millions)
Net loss	$(66)	$(219)	$153	70%
Add:
Income tax expense (benefit)	235	(32)	267	**
Other, net	31	(123)	154	**
Interest, net	(1)	(15)	14	93%
Equity losses of affiliates	18	238	(220)	(92) %
Impairment and restructuring charges	12	356	(344)	(97) %
Depreciation and amortization	100	120	(20)	(17) %

Total Segment EBITDA	$329	$325	$4	1%

** - Not meaningful

	For the six months ended December 31,
	2017	2016	Change	% Change
		(in millions)
Net income (loss)	$21	$(219)	$240	**
Add:
Income tax expense (benefit)	289	(33)	322	**
Other, net	23	(140)	163	**
Interest, net	(7)	(22)	15	68%
Equity losses of affiliates	28	253	(225)	(89) %
Impairment and restructuring charges	27	376	(349)	(93) %
Depreciation and amortization	197	240	(43)	(18) %

Total Segment EBITDA	$578	$455	$123	27%

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME (LOSS) AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity investees and the impact of the Tax Act (“adjusted net income (loss) available to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income (loss) available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) available to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income (loss) available to News Corporation stockholders and reported diluted EPS to adjusted net income (loss) available to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2017 and 2016.

	For the three months ended			For the three months ended
	December 31, 2017			December 31, 2016

	Net loss available to stockholders	EPS		Net loss available to stockholders	EPS

	(in millions, except per share data)

Net loss	$(66)	$		$(219)	$
Less: Net income attributable to noncontrolling interests	(17)			(70)
Less: Redeemable preferred stock dividends	(1)			(1)

Loss available to News Corporation stockholders	$(84)		$(0.14)	$(290)		$(0.50)
U.K. Newspaper Matters	3		-	2		-
Impairment and restructuring charges (a)	12		0.02	356		0.62
Other, net (b)	31		0.05	(123)		(0.21)
Equity losses of affiliates (c)	13		0.02	227		0.39
Tax impact on items above (d)	(3)		-	(108)		(0.19)
Impact of Tax Act (e)	174		0.30	-		-
Impact of noncontrolling interest on items included above	(8)		(0.01)	46		0.08

As adjusted	$138		$0.24	$110		$0.19

(a)	Impairment and restructuring charges for the three months ended December 31, 2016 included a non-cash impairment charge of approximately $310 million related to the write-down of fixed assets at the Australian newspapers.
(b)	Other, net in the three months ended December 31, 2016 included a pre-tax gain of $120 million resulting from the sale of REA Group’s European business.
(c)	During the three months ended December 31, 2017, the Company recognized $13 million in non-cash write-downs of certain equity method investments’ carrying values. During the three months ended December 31, 2016, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel.
(d)	The tax impact on items above for the three months ended December 31, 2016 includes a $121 million tax benefit from the non-cash impairment charge and non-cash write-down noted above.
(e)	During the three months ended December 31, 2017, the Company recorded a $174 million provisional charge as a result of the Tax Act.

	For the six months ended			For the six months ended
	December 31, 2017			December 31, 2016

	Net income (loss) available to stockholders	EPS		Net loss available to stockholders	EPS
	(in millions, except per share data)

Net income (loss)	$21	$		$(219)	$
Less: Net income attributable to noncontrolling interests	(36)			(85)
Less: Redeemable preferred stock dividends	(1)			(1)

Loss available to News Corporation stockholders	$(16)		$(0.03)	$(305)		$(0.52)
U.K. Newspaper Matters (a)	(40)		(0.07)	4		-
Impairment and restructuring charges (b)	27		0.05	376		0.65
Other, net (c)	23		0.04	(140)		(0.24)
Equity losses of affiliates (d)	13		0.02	238		0.41
Tax impact on items above (e)	6		0.01	(115)		(0.20)
Impact of Tax Act (f)	174		0.30	-		-
Impact of noncontrolling interest on items included above	(8)		(0.01)	46		0.08

As adjusted	$179		$0.31	$104		$0.18

(a)	During the six months ended December 31, 2017, the Company recorded a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.
(b)	Impairment and restructuring charges for the six months ended December 31, 2016 included a non-cash impairment charge of approximately $310 million related to the write-down of the fixed assets at the Australian newspapers.
(c)	Other, net in the six months ended December 31, 2016 included a pre-tax gain of $120 million resulting from the sale of REA Group’s European business.
(d)	During the six months ended December 31, 2017, the Company recognized $13 million in non-cash write-downs of certain equity method investments’ carrying values. During the six months ended December 31, 2016, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel. Foxtel’s net income in the six months ended December 31, 2016 included a $21 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity losses of affiliates were negatively affected by $11 million, which represents the Company’s share of that loss.
(e)	The tax impact on items above for the six months ended December 31, 2016 includes a $121 million tax benefit from the non-cash impairment charge and non-cash write-down noted above.
(f)	During the six months ended December 31, 2017, the Company recorded a $174 million provisional charge as a result of the Tax Act.